Exhibit 99.2

SCHEDULE II

FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2007
(Dollars in Thousands)

Column A	Column B	Column C			Column D		Column E

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period

Year ended August 31, 2005:
Allowance for doubtful accounts	$1,034	$1,287	$-		$(896	)(1)	$1,425
Allowances for inventories	5,073	4,669	-		(4,418	)(2)	5,324
	$6,107	$5,956	$-		$(5,314)		$6,749

Year ended August 31, 2006:
Allowance for doubtful accounts	$1,425	$365	$564	(3)	$(1,375	)(1)	$979
Allowance for inventories	5,324	989	-		(2,990	)(2)	3,323
	$6,749	$1,354	$564		$(4,365)		$4,302

Year ended August 31, 2007:
Allowance for doubtful accounts	$979	$207	$-		$(365	)(1)	$821
Allowance for inventories	3,323	2,631	-		(1,702	)(2)	4,252
	$4,302	$2,838	$-		$(2,067)		$5,073

(1) Represents a write-off of accounts deemed uncollectible
(2) Reduction in the allowance is due to a write-off of obsolete inventories
(3) Amount was charged against balances recorded in accrued liabilities

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